Exhibit 99.1

Acrivon Therapeutics Appoints World-Renowned Oncology Key Opinion Leader and Clinical Investigator Mansoor Raza Mirza, M.D., as Chief Medical Officer

Distinguished, highly accomplished clinician with stellar track record of successfully leading numerous registrational trials through global regulatory approvals, and establishing new standards of care in gynecological oncology over the past decades

Will lead all clinical development -- including the ongoing ACR-368 Phase 2b registrational-intent trial in endometrial cancer towards regulatory submission and potential approval, and the ongoing ACR-2316 Phase 1 study in selected solid tumor types

WATERTOWN, Massachusetts, April 7, 2025 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage precision medicine company utilizing its Acrivon Predictive Precision Proteomics (AP3) platform for the discovery, design, and development of drug candidates through a mechanistic match to patients whose disease is predicted sensitive to the specific treatment, today announced that Mansoor Raza Mirza, M.D., has been appointed chief medical officer of the company, effective April 9, 2025. With the appointment of Dr. Mirza, the company’s current chief medical officer, Jean-Marie Cuillerot, M.D., will depart the company on April 9, 2025.

“I am very impressed with the promising clinical activity observed with ACR-368, the rapid progress of ACR-2316, and the differentiated capabilities of the AP3 platform that are fueling further innovation and programs at Acrivon,” said Dr. Mirza. “The data generated thus far for ACR-368 in patients who have all progressed after prior anti-PD-1 and platinum-based chemotherapy are highly encouraging. Having led many successful trials and regulatory submissions, I firmly believe this agent has the potential to become an important new treatment for advanced endometrial cancer. I am equally excited about ACR-2316, a highly compelling and differentiated asset, which has had remarkably quick progress in the clinic and has already shown clinical activity during the dose escalation phase. Joining Peter and the team is an amazing opportunity, as I have dedicated my career to the clinical development of novel agents for the treatment of cancer. My mission at Acrivon will be to ensure that every patient in need can benefit from the company’s impressive and growing pipeline of therapies. I look forward to working with the team to advance ACR-368 and additional clinical programs through regulatory submissions and potential approvals.”

“We are thrilled that Mansoor is joining us at this exciting time for the company,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and founder of Acrivon. “Mansoor is globally recognized for his groundbreaking contributions to the clinical development of novel ovarian and endometrial cancer therapies, and we look forward to his leadership of our ongoing Phase 2b study of ACR-368 as it advances towards potential registration, and our rapidly advancing ACR-2316 Phase 1 clinical trial. Mansoor has an unparalleled record of achievements across his impressive career as a clinical investigator and researcher. Notably, he is a senior author of national guidelines for the management of endometrial cancer and other tumor types and has been a lead investigator for multiple trials leading to regulatory approvals, including the PARP inhibitor Zejula for ovarian cancer and the new frontline therapy recently introduced for endometrial cancer, combining platinum-based chemotherapy with an anti-PD-1 checkpoint inhibitor. We look forward to advancing important new therapeutic candidates to patients in need of better treatment options under his skillful leadership and warmly welcome him to Acrivon. We also thank Jean-Marie for his service to the company and wish him well.”

Dr. Mirza is a distinguished oncologist specializing in gynecologic malignancies, with a career spanning decades dedicated to clinical research and patient care. He most recently served as chief oncologist at Copenhagen University National Medical Center (Rigshospitalet) in Denmark. Dr. Mirza also currently serves as the medical director of the Nordic Society of Gynecologic Oncology Clinical Trial Unit. His expertise is in both medical and radiological oncology, with a primary focus on non-surgical treatments for gynecologic cancers. He has broad experience in clinical protocol development, trial conduct and clinical trial regulations, and is a globally recognized key opinion leader in endometrial cancer.

As a leader in the field, Dr. Mirza has authored numerous publications in prestigious journals and has served as the principal investigator of several Phase 1, 2, and 3 clinical trials. Among his publications, he has authored seven articles published in the New England Journal of Medicine, four of which as the first author. He has also contributed to the development of national guidelines for the management of endometrial and other gynecologic cancers, as well as radiotherapy protocols for cervical and vulvar cancers. His work has significantly advanced the standard of care for gynecologic oncology patients worldwide.

Dr. Mirza holds key positions in several prestigious organizations, including serving as vice-president of the European Society of Gynecological Oncology and executive director of the Gynecologic Cancer InterGroup. He is a founding member and past president of the European Network of Gynecological Oncological Trials Group. Additionally, he currently serves on the boards of several biopharmaceutical companies. He is a European Society for Medical Oncology (ESMO) faculty member, a member of the Danish Society of Clinical Oncology (DSKO), the European Society of Gynecologic Oncology (ESGO), the International Gynecologic Cancer Society (IGCS) and the American Society of Clinical Oncology (ASCO).

Dr. Mirza earned his medical degree with honors in 1985, followed by diplomas in surgery in 1986 and clinical oncology in 1988, all from the Pirogov Moscow State Medical Institute in Moscow, Russia. He later completed postgraduate education in clinical oncology at the University of Southern Denmark and holds licenses to practice medical and radiation oncology in Denmark.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company discovering and developing precision oncology medicines for patients whose tumors are predicted to be sensitive to each specific medicine by utilizing its proprietary Generative Phosphoproteomics platform, Acrivon Predictive Precision Proteomics, or AP3. The AP3 platform is engineered to measure compound-specific effects on the entire tumor cell protein signaling network and drug-induced resistance mechanisms in an unbiased manner yielding terabytes of high resolution proprietary quantitative data for pathway-based drug design, indication finding, and response prediction. These distinctive capabilities enable AP3’s direct application for streamlined rational drug discovery for monotherapy activity, the identification of rational drug combinations, and the creation of drug-specific proprietary OncoSignature companion diagnostics that are used to identify the patients most likely to benefit from Acrivon’s drug candidates. Acrivon is currently advancing its lead candidate, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial, focusing on endometrial cancer. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as monotherapy based on OncoSignature-predicted sensitivity in patients with endometrial cancer. Acrivon’s ACR-368 OncoSignature test, which has not yet obtained regulatory approval, has been extensively evaluated in preclinical studies, including in two separate, blinded, prospectively-designed studies on pretreatment tumor biopsies collected from past third-party Phase 2 trials in patients with ovarian cancer treated with ACR-368. The FDA has granted Breakthrough Device designations for the ACR-368 OncoSignature assay for the identification of patients with endometrial cancer who may benefit from ACR-368 treatment.

In addition to ACR-368, Acrivon is also leveraging its proprietary AP3 precision medicine platform for developing its co-crystallography-driven, internally discovered pipeline programs. These include ACR-2316, the company’s second clinical stage asset, a novel, potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity through strong activation of not only CDK1 and CDK2, but also of PLK1 to drive pro-apoptotic cell death, as demonstrated in preclinical studies against benchmark inhibitors. In addition, the company has a preclinical cell cycle program with an undisclosed target.

Acrivon has developed its AP3 Interactome, a proprietary, computational analytics platform driven by Generative Phosphoproteomics machine learning for integrated comprehensive analyses across all large, in-house AP3 phosphoproteomic drug profiling data sets to advance its in-house research programs.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, preclinical and clinical results, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com